SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                             UNIVERSAL CORPORATION
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                          [UNIVERSAL CORPORATION LOGO]

                         ANNUAL MEETING OF SHAREHOLDERS

                                                     September 22, 1997

         Dear Shareholder:

              You are cordially invited to attend the 1997 Annual Meeting of Shareholders of Universal Corporation, which is to be held in the Company's Headquarters Building located at Hamilton Street at Broad, Richmond, Virginia, on Tuesday, October 28, 1997, commencing at 2:00 p.m. At the meeting, you will be asked to elect two Directors to serve a three-year term and to approve the Universal Corporation 1997 Executive Stock Plan.

              Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting. Therefore, you are requested to complete, sign, date and mail your proxy promptly in the enclosed postage-paid envelope.

                                               Sincerely,

                                               /s/ HENRY H. HARRELL

                                               HENRY H. HARRELL
                                               Chairman and Chief
                                               Executive Officer

                             UNIVERSAL CORPORATION
                                 P.O. BOX 25099
                            RICHMOND, VIRGINIA 23260

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The Annual Meeting of Shareholders of Universal Corporation (the "Company"), will be held in the Company's Headquarters Building located at Hamilton Street at Broad, Richmond, Virginia, on Tuesday, October 28, 1997, at 2:00 p.m., for the following purposes:

     (1) To elect two Directors to serve for a three-year term;

     (2) To approve the Universal Corporation 1997 Executive Stock Plan; and

     (3) To act upon such other matters as may properly come before the meeting or any adjournments thereof.

     Only holders of record of shares of the Company's Common Stock at the close of business on September 8, 1997, shall be entitled to vote at the meeting.

     Please sign and promptly mail the enclosed proxy to insure the presence of a quorum at the meeting.

                                             By Order of the Board of Directors,

                                                             James M. White, III

                                                                       Secretary

September 22, 1997

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                                PROXY STATEMENT

     The enclosed proxy is solicited by the Board of Directors of the Company. A shareholder may revoke the proxy at any time prior to its use, but proxies properly executed and received by the Secretary prior to the Annual Meeting, and not revoked, will be voted.

     The Company will pay all of the costs associated with the proxy solicitation. Proxies are being solicited by mail and may also be solicited in person or by telephone or telegraph by Directors, officers and employees of the Company. The Company will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the shares of the Company's Common Stock. It is contemplated that additional solicitation of proxies will be made by D. F. King & Co., Inc., 77 Water Street, New York, New York 10005, at an anticipated cost to the Company of $4,000, plus reimbursement of out-of-pocket expenses.

     This Proxy Statement will be mailed to registered holders of the Company's Common Stock on or about September 22, 1997.

                                 VOTING RIGHTS

     The Company had outstanding, as of September 8, 1997, 35,139,138 shares of Common Stock entitled to one vote per share. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Only shareholders of record at the close of business on September 8, 1997, will be entitled to vote.

     The Company is not aware of any matters that are to come before the meeting other than those described in this Proxy Statement. However, if other matters do properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote such proxy in accordance with their best judgment.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

     Two Directors are to be elected at the 1997 Annual Meeting for a term of three years. Eight other Directors have been elected to terms expiring in 1999 or 1998, as indicated below. The following pages set forth certain information for each nominee and each incumbent Director as of June 30, 1997. All of the nominees and incumbent Directors listed below were previously elected Directors by the shareholders. Wallace L. Chandler, a Director from 1965 to 1997, has reached retirement age and will not stand for reelection.

     The election of each nominee for Director requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast in the election of Directors. Votes that are withheld and shares held in street name ("Broker Shares") that are not voted in the election of Directors will not be included in determining the number of votes cast. Unless otherwise specified in the accompanying form of proxy, it is intended that votes will be cast for the election of all of the nominees as Directors. If, at the time of the Annual Meeting, any nominee should be unavailable to serve as a Director, it is intended that votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Board of Directors, or the Board of Directors may reduce the number of Directors. Each nominee has consented to being named in the Proxy Statement and to serve if elected.

                NOMINEES FOR ELECTION WHOSE TERMS EXPIRE IN 2000

     HENRY H. HARRELL, 58, is Chairman and Chief Executive Officer of the Company and of Universal Leaf Tobacco Company, Incorporated ("Universal Leaf"), a subsidiary of the Company, positions he has held for more than five years. He is a Director of Jefferson Bankshares, Inc. Mr. Harrell is Chairman of the Executive Committee and a member of the Finance Committee. He has been a Director since 1984.

     HUBERT R. STALLARD, 60, is President and Chief Executive Officer of Bell Atlantic-Virginia, Inc. (telecommunications), a position he has held for more than five years. He is a Director of Trigon Healthcare, Inc. and Bell Atlantic-Virginia, Inc. Mr. Stallard is a member of the Audit Committee and the Pension Investment Committee and has been a Director since 1991.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES SET FORTH ABOVE.

                 INCUMBENT DIRECTORS WHOSE TERMS EXPIRE IN 1999

     WILLIAM W. BERRY, 65, retired as Chairman of the Board of Directors of Dominion Resources, Inc. (public utility holding company) on December 30, 1992. He is a Director of Scott & Stringfellow Financial Corp. and Ethyl Corporation. Mr. Berry is Chairman of the Executive Compensation Committee and a member of the Executive Committee and the Pension Investment Committee. He has been a Director since 1986.

     RONALD E. CARRIER, 65, is President of James Madison University, a position he has held for more than five years. He is Vice Chairman and a Director of Leader Federal Savings Bank. Dr. Carrier is Chairman of the Audit Committee and a member of the Executive Compensation Committee. He has been a Director since 1979.

     LAWRENCE S. EAGLEBURGER, 67, is Senior Foreign Policy Advisor to the law firm of Baker, Donelson, Bearman & Caldwell. He served as Secretary of State from December 1992 to January 1993, and Deputy Secretary of State from January 1989 to December 1992. Mr. Eagleburger is a Director of COMSAT Corporation, Corning Incorporated, Dresser Industries, Inc., Jefferson Bankshares, Inc., Phillips Petroleum Company and Stimpsonite Corporation. He is a member of the Audit Committee and has been a Director since 1993.

     RICHARD G. HOLDER, 66, retired as Chairman of the Board and Chief Executive Officer of Reynolds Metals Company (aluminum and other products) on October 1, 1996. He is a Director of CPC International Inc. Mr. Holder is a member of the Executive Committee and the Executive Compensation Committee and has been a Director since 1992.

                 INCUMBENT DIRECTORS WHOSE TERMS EXPIRE IN 1998

     JOSEPH C. FARRELL, 61, is Chairman, President and Chief Executive Officer of The Pittston Company (coal, mineral products and transportation and security services), positions he has held for more than five years. He is a Director of The Pittston Company and Aeroquip-Vickers, Inc. Mr. Farrell is a member of the Audit Committee and has been a Director of the Company since 1996.

     CHARLES H. FOSTER, JR., 54, is Chairman and Chief Executive Officer of Lawyers Title Corporation (title insurance holding company) and of Lawyers Title Insurance Corporation, positions he has held for more than five years. He is a Director of Lawyers Title Corporation. Mr. Foster is a member of the Finance Committee and the Pension Investment Committee. He has been a Director since 1995.

     ALLEN B. KING, 51, is President and Chief Operating Officer of the Company and of Universal Leaf, positions he has held for more than five years. He is Chairman of the Finance Committee and a member of the Executive Committee. Mr. King has been a Director since 1989.

     JOHN D. MUNFORD, II, 69, retired as Vice Chairman of Union Camp Corporation (forest products manufacturer) in April 1993. He is a Director of Cadmus Communications Corporation, Pulaski Furniture Corporation and Caraustar Industries, Inc. Mr. Munford is Chairman of the Pension Investment Committee and a member of the Audit Committee. He has been a Director since 1988.

                                STOCK OWNERSHIP

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each person or group known by the Company to beneficially own more than 5% of the outstanding shares of the Company's Common Stock, (ii) each Director or nominee, (iii) each executive officer listed in the Summary Compensation Table and (iv) all Directors and executive officers as a group.

     NAME OF BENEFICIAL OWNER          NUMBER OF SHARES(1),(2),(3)     PERCENT OF CLASS
---------------------------------------------------------------------------------
Wellington Management Company, LLP           3,072,400(4)                8.76%
75 State Street
Boston, Massachusetts 02109

William W. Berry                                 6,355                   *
Ronald E. Carrier                                6,400                   *
Wallace L. Chandler                             20,010                   *
Lawrence S. Eagleburger                          5,200                   *
Joseph C. Farrell                                1,800                   *
Charles H. Foster, Jr.                           3,800                   *
Henry H. Harrell                                97,954                   *
Richard G. Holder                                6,100                   *
Allen B. King                                   36,382                   *
John D. Munford, II                              6,425                   *
Hartwell H. Roper                               29,395                   *
Hubert R. Stallard                               6,169                   *
William L. Taylor                               11,185                   *
Dirk G. Cohen Tervaert                             500                   *
All Directors and executive                    257,774                   *
  officers as a group (15 persons)

     *Percentage of ownership is less than 1% of the outstanding shares of Common Stock of the Company.

     (1)Except as otherwise noted, the number of shares of Common Stock of the Company shown in the table is as of June 30, 1997.

     (2)The number of shares of Common Stock of the Company shown in the table does not include shares that certain officers of the Company may acquire upon the exercise of stock options that, except under extraordinary circumstances, are automatically exercisable at not less than six month intervals when at least a minimum stock price appreciation has occurred.

     (3)The number of shares of Common Stock of the Company shown in the table includes 93,770 shares held for Directors and executive officers in the Employees' Stock Purchase Plan of Universal Leaf and 55,100 shares that certain Directors and executive officers of the Company have the right to acquire through the exercise of stock options within 60 days following June 30, 1997. The number of shares above also includes 550 shares that are jointly or solely held by minor children or other children living at home or held in fiduciary capacities. Such shares may be deemed to be beneficially owned by the rules of the Securities and Exchange Commission but inclusion of the shares in the table does not constitute admission of beneficial ownership.

     The Employees' Stock Purchase Plan of Universal Leaf held 1,331,693 shares or 3.8% of the shares of Common Stock outstanding on June 30, 1997. Each participant in the Plan has the right to instruct Signet Trust Company, trustee for the Plan, with respect to the voting of shares allocated to his or her account. The trustee, however, may use its discretion in voting any shares for which it receives no instructions.

     (4)The number of shares of Common Stock of the Company shown in the table is as of December 31, 1996, as reported in a Schedule 13G dated January 24, 1997, filed with the Securities and Exchange Commission by Wellington Management Company, LLP ("Wellington"). According to the Schedule 13G, such shares are owned by investment advisory clients of Wellington and no such client is known to have an ownership interest with respect to more than 5% of the outstanding shares of the Company's Common Stock. Wellington reported that it has shared power to vote 1,318,000 of the shares and shared power to dispose or direct the disposition of all 3,072,400 of the shares.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company's Directors and executive officers are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of Common Stock of the Company with the Securities and Exchange Commission and the New York Stock Exchange. Copies of those reports must also be furnished to the Company.

     Based solely on a review of the copies of reports furnished to the Company and the written representations of its Directors and executive officers, the Company believes that during the preceding fiscal year all filing requirements applicable to Directors and executive officers were satisfied.

                                   COMMITTEES

     The standing committees of the Board of Directors are the Executive Committee, the Finance Committee, the Audit Committee, the Pension Investment Committee and the Executive Compensation Committee. There is no nominating committee. The Executive Committee, which is subject to the supervision and control of the Board of Directors, has been delegated substantially all of the powers of the Board of Directors in order for the Executive Committee to act between meetings of the Board. The Finance Committee, which is subject to the supervision and control of the Board of Directors, has the responsibility of establishing the financial policies of the Company and its subsidiaries. The responsibilities of the Audit Committee include the review of the scope and the results of the work of the independent public accountants and internal auditors, the review of the adequacy of internal accounting controls, and the recommendation to the Board of Directors as to the selection of independent public accountants. The Pension Investment Committee establishes the pension investment policies, selects investment advisors and monitors the performance of pension investments of the Company and its U.S. subsidiaries. After receiving recommendations from the Chief Executive Officer, the Executive Compensation Committee fixes the compensation of officers and makes awards under the Company's incentive compensation plans.

     During the fiscal year ended June 30, 1997, there were five meetings of the Board of Directors, ten meetings of the Executive Committee, no meeting of the Finance Committee, three meetings of the Audit Committee, four meetings of the Pension Investment Committee and two meetings of the Executive Compensation Committee. All Directors attended 75 percent or more of the total number of meetings of the Board of Directors and all committees of the Board on which they served.

                            DIRECTORS' COMPENSATION

     Each Director who is not an officer of the Company receives an annual retainer of $18,000, a fee of $1,000 for each Board meeting attended and a fee of $1,000 for each committee meeting attended.

     The Outside Directors' 1994 Deferred Income Plan permits a non-employee Director to defer all or a portion of his compensation. Deferred amounts are deemed hypothetically invested as designated by the Director in any of five investment options selected by the Company for purposes of calculating a market return for accounting purposes. The Company may, but is not required to, invest the deferred amounts in a Company-owned life insurance product with parallel investment options. Subject to certain restrictions, the Director may elect at the time of deferral to take cash distributions, in whole or in part, from his account either prior to or following termination of service.

     On May 2, 1991, the Board of Directors approved a Restricted Stock Plan for Non-Employee Directors (the "Directors' Stock Plan") under which each non-employee Director is awarded 700 shares of restricted Common Stock of the Company annually following the Annual Meeting of Shareholders, provided that no Director may receive more than 2,100 shares under the Directors' Stock Plan. The restrictions on shares awarded under the Directors' Stock Plan lapse in the event the Director becomes disabled, dies, is not nominated for reelection or is not reelected. A total of 20,000 shares of Common Stock of the Company is authorized for issuance under the Directors' Stock Plan, and the number of shares authorized and issued under the Directors' Stock Plan will be adjusted for stock dividends, stock splits and certain other corporate events that may occur in the future.

     In October 1994, the shareholders approved the 1994 Stock Option Plan for Non-Employee Directors (the "Directors' Option Plan"). Pursuant to the Directors' Option Plan, each non-employee Director receives an option to purchase 1,000 shares of Common Stock of the Company on the first business day following the Annual Meeting of Shareholders. The exercise price of all options granted under the Directors' Option Plan is the fair market value of the Common Stock on the date of grant. All of the options become exercisable six months after the date of grant and expire ten years from the date of grant. Shorter expiration periods may apply in the event an optionee dies, becomes disabled or resigns from or does not stand for reelection to the Board. A total of 100,000 shares of Common Stock of the Company is authorized for issuance under the Directors' Option Plan, and the number of shares authorized and issued under the Directors' Option Plan will be adjusted for stock dividends, stock splits and certain other corporate events that may occur in the future.

     Each Director is eligible to participate in a Directors' Matching Gifts Program in which the Company matches Directors' contributions to charities. The maximum amount which can be matched in any fiscal year is $5,000 per Director.

                   REPORT OF EXECUTIVE COMPENSATION COMMITTEE

     The Company's executive compensation and benefits program is administered by the Executive Compensation Committee (the "Committee"), which is composed entirely of non-employee Directors. The goal of the program is to attract, motivate, reward and retain the management talent required to achieve the Company's business objectives, at compensation levels that are fair and equitable and competitive with those of comparable companies. This goal is furthered by the Committee's policy of linking compensation to individual and corporate performance and by encouraging significant stock ownership by senior management in order to align the financial interests of management with those of the shareholders.

     The three main components of the Company's executive compensation program are base salary, annual cash incentive awards under Management Performance Plans adopted by the Company and its subsidiaries and equity participation in the form of stock option grants and eligibility to participate in the Employees' Stock Purchase Plan of Universal Leaf. Each year the Committee reviews the total compensation package of each executive officer to ensure it meets the goals of the program. As a part of this review, the Committee considers corporate performance information, compensation survey data, the advice of consultants and the recommendations of management.

     BASE SALARY. Base salaries for executive officers are reviewed annually to determine whether adjustments may be necessary. Factors considered by the Committee in determining base salaries for executive officers include personal performance of the executive in light of individual levels of responsibility, the overall performance and profitability of the Company during the preceding year, economic trends that may be affecting the Company, and the competitiveness of the executive's salary with the salaries of executives in comparable positions at companies of comparable size or operational characteristics. Each factor is weighed by the Committee in a subjective analysis of the appropriate level of compensation for that executive. For purposes of assessing the competitiveness of salaries, the Committee reviews compensation data from national surveys and selected groups of companies with similar size or operational characteristics to determine ranges of total compensation and the individual components of such compensation. Such compensation data indicates that the Company's salary levels are below the median of such data when compared to executive positions of similar scope and responsibility.

     Mr. Harrell became the Chief Executive Officer of the Company in 1988 and Chairman of the Board of Directors in 1991 and has 31 years experience with the Company. For the fiscal year beginning July 1, 1997, Mr. Harrell's base salary was increased approximately 4% after a thorough review and evaluation by the Committee of the competitiveness of Mr. Harrell's salary to those of other chief executive officers of comparable companies and his request that any percentage increase in his 1998 salary not exceed the Company's average percentage target for salary increases and promotion adjustments for all of its salaried employees.

     ANNUAL CASH INCENTIVES. The Company and its principal subsidiaries have Management Performance Plans under which key management employees may receive annual cash incentive awards which vary from year to year based upon corporate, business unit and individual performance. At the Committee's discretion, annual awards based on management's recommendations are paid to eligible executives from a "performance fund" determined primarily by the Company's pre-tax income and after-tax return on equity. Mr. Harrell's cash incentive award for the 1997 fiscal year was 33% more than the award he received in 1996. Mr. Harrell's 1997 award was determined by the Committee after consideration of the Company's record earnings reported for the period, the Committee's assessment of Mr. Harrell's individual contributions to corporate performance, the Company's strategic advances during the year and a review of total cash compensation paid to chief executive officers of comparable companies.

     EQUITY PARTICIPATION. The Committee administers the Company's 1989 Executive Stock Plan, under which it has granted to key executive employees options to purchase shares of the Company's Common Stock based upon a determination of competitive aggregate compensation levels. The primary objective of issuing stock options is to encourage significant investment in stock ownership by management and to provide long-term financial rewards linked directly to market performance of the Company's stock. The Committee believes that significant ownership of stock by senior management is the best way to align the interests of management and the shareholders, and the Company's stock incentive program is effectively designed to further this objective.

     Stock options granted to key executives in the 1995 fiscal year were intended to meet the Committee's three-year option grant targets and, therefore, no new grants (excluding reload options described below) were made during the 1997 fiscal year to the executive officers listed in the Summary Compensation Table. The 1995 grants included grants made under a program instituted during the 1992 fiscal year to promote an increase in the equity interest of key executives through systematic option exercises and the retention of shares. The program requires each participant to make an investment in the Company by contributing to the program currently owned shares equal to at least 10% of the number of shares subject to the initial options granted the participant under the program. Option exercises occur automatically at not less than six-month intervals when at least a minimum stock price appreciation has occurred.

     Except under extraordinary circumstances or as otherwise determined by the Committee, participants have agreed that the options granted under the program may be exercised only through stock-for-stock swaps, and both the contributed shares and additional shares acquired through option exercises under the program may not be sold by the participating executives during the ten-year option term. Each option granted under the program included a reload replenishment feature which entitles participants each time a stock-for-stock exercise occurs to receive automatically a new option grant at the fair market value of the Company's Common Stock on the date of grant. The number of reload options granted is equal to the number of shares contributed by a participant to effect a stock-for-stock swap. In exchange for this replenishment feature, each participant has agreed to retain in the program shares equaling at least the after-tax gain realized upon each exercise.

     TAX CONSIDERATIONS. The Omnibus Budget Reconciliation Act of 1993 ("OBRA 93") established certain criteria for the tax deductibility of compensation in excess of $1 million paid to the Company's executive officers. The Company's policy is generally to preserve the federal income tax deductibility of compensation paid. Accordingly, the Company has taken appropriate actions to preserve the deductibility of stock options.

     The Committee does not propose at the present time to amend the Management Performance Plans of the Company and its subsidiaries to comply with the OBRA 93 requirements. The Committee expects that all compensation payable to the Company's executive officers during the fiscal year ending June 30, 1998, will be deductible. Moreover, the qualifying amendments to these plans would limit the Committee's discretion to make awards based on individual performance factors and other factors as the Committee may determine, from time to time, to be relevant. The Committee believes that the flexibility to adjust annual cash incentive awards upward or downward is an important feature of the Management Performance Plans and one which serves the best interests of the Company by allowing the Committee to recognize and motivate individual executive officers as circumstances warrant.

                                          Executive Compensation Committee
                                               William W. Berry, Chairman
                                               Ronald E. Carrier
                                               Richard G. Holder

                               PERFORMANCE GRAPH

     The graph compares the cumulative total return on Common Stock of the Company for the last five fiscal years with the total return of the Standard & Poors Midcap 400 Stock Index and the Media General Tobacco Industry Group Index assuming the investment of $100 on June 30, 1992, and the reinvestment of all dividends.

                                  1992       1993       1994       1995        1996        1997
                                  ----       ----       ----       ----        ----        ----
Universal Corporation           $100.00     $97.08     $80.07     $90.43     $119.13     $148.10
Media General Tobacco Index     $100.00     $77.66     $81.95    $114.40     $160.41     $210.28
S&P Midcap 400                  $100.00    $122.55    $122.26    $149.57     $178.67     $220.36

                             EXECUTIVE COMPENSATION

     The individuals named below include the Company's Chairman and Chief Executive Officer and the other four executive officers of the Company who were the most highly compensated executive officers of the Company for the 1997 fiscal year. Information is provided for the fiscal years ended on June 30 of the years shown.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                                                                   COMPENSATION
                                                                                      AWARDS
                                                   ANNUAL COMPENSATION              SECURITIES
  NAME AND PRINCIPAL      FISCAL YEAR                              OTHER ANNUAL      UNDERLYING       ALL OTHER
       POSITION           ENDED 6/30     SALARY($)   BONUS($)(1) COMPENSATION($)(2)  OPTIONS(#)    COMPENSATION($)(5)
  ------------------      -----------    ---------   ----------- ------------------  ----------    ------------------
Henry H. Harrell              1997       $ 479,779   $ 510,000           --            27,167(3)      $ 84,971
Chairman and Chief            1996         454,845     383,000           --            21,783(3)        84,092
Executive Officer             1995         444,230     202,000           --           100,143(4)        90,619

Allen B. King                 1997         344,435     369,400           --            19,261(3)        49,937
President and Chief           1996         319,592     268,000           --            15,446(3)        47,403
Operating Officer             1995         313,673     139,000           --            92,193(4)        50,388

Dirk G. Cohen Tervaert        1997         231,900     278,500           --                 0                0
President and                 1996         276,200     220,000           --                 0                0
Chairman of the Board,        1995         237,300     197,919           --                 0                0
Deli Universal, Inc.

William L. Taylor             1997         276,665     183,500           --            11,792(3)        26,112
Vice President and            1996         274,320     140,000           --             9,457(3)        35,859
Chief Administrative          1995         265,570      77,500           --            59,404(4)        37,570
Officer

Hartwell H. Roper             1997         202,720     130,900           --            10,214(3)        23,749
Vice President and            1996         194,320     102,000           --             8,191(3)        23,807
Chief Financial               1995         188,790      64,000           --            51,815(4)        26,501
Officer

     (1) Cash incentive bonuses awarded by the Executive Compensation Committee under Management Performance Plans of the Company and its principal subsidiaries.

     (2) None of the named executive officers received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of his total salary and bonus.

     (3) The options granted to the named executive officers in the 1997 and 1996 fiscal years were reload options granted under the automatic exercise program described above in "Report of Executive Compensation Committee."

     (4) The following number of options granted to each of the named executive officers in the 1995 fiscal year were reload options granted under the automatic exercise program described above in "Report of Executive Compensation Committee": Mr. Harrell, 10,143; Mr. King, 7,193; Mr. Taylor, 4,404; and Mr. Roper, 3,815.

     (5) The amounts in the "All Other Compensation" column represent (i) employer contributions to the Employees' Stock Purchase and the Supplemental Stock Purchase Plans of Universal Leaf (the "Stock Purchase Plans"), (ii) premium payments made by the Company under the Executive Insurance Program, and
(iii) interest accrued to participants' accounts under the Company's Deferred Income Plan (the "DIP") to the extent such interest exceeded the applicable long-term rate under Internal Revenue Code Section 1274(d). Employer contributions to the Stock Purchase Plans on behalf of the executive officers listed in the Summary Compensation Table for the 1997, 1996 and 1995 fiscal years were in the following respective amounts: Mr. Harrell, $21,359, $20,437 and $19,759; Mr. King, $17,100, $15,900 and $15,456; Mr. Taylor, $0, $12,562 and
$13,212; and Mr. Roper, $9,099,

$8,841 and $8,483. The life insurance premiums paid by the Company on behalf of such executive officers for the 1997, 1996 and 1995 fiscal years were in the following respective amounts: Mr. Harrell, $55,633, $49,913 and $52,316; Mr. King, $30,082, $26,323 and $27,714; Mr. Taylor, $26,112, $23,297 and $24,358;
and Mr. Roper, $13,357, $11,722 and $13,134. The accruals of interest on income deferred by such executive officers under the DIP in excess of the applicable long-term rate under Internal Revenue Code Section 1274(d) for the 1997, 1996 and 1995 fiscal years were in the following respective amounts: Mr. Harrell, $7,979, $13,742 and $18,544; Mr. King, $2,755, $5,180 and $7,218; and Mr. Roper,
$1,293, $3,244 and $4,884.

                                 PENSION PLANS

     Employees of the Company and certain U.S. subsidiaries are covered by a defined benefit retirement plan, which is qualified under the Internal Revenue Code, and a defined benefit supplemental retirement plan, which is a non-qualified plan to provide benefits in excess of limits allowed by the Internal Revenue Code. The table below shows estimated annualized benefits payable under both plans at normal retirement (age 65) based on the average salary and bonus (as reported in the Summary Compensation Table) for the highest consecutive three years. The actuarial equivalent of benefits under the supplemental retirement plan is payable in a lump sum upon retirement.

                                                    YEARS OF SERVICE
                 ---------------------------------------------------------------------------------------
REMUNERATION        15           20           25           30           35           40           45
--------------------------------------------------------------------------------------------------------
 $  200,000      $ 44,004     $ 58,672     $ 73,340     $ 88,008     $102,675     $111,633     $120,590
    300,000        67,517       90,023      112,529      135,035      157,540      170,977      184,413
    400,000        91,031      121,375      151,718      182,062      212,405      230,320      248,235
    500,000       114,544      152,725      190,907      229,088      267,270      289,664      312,058
    600,000       138,058      184,077      230,096      276,115      322,135      349,007      375,880
    700,000       161,571      215,429      269,285      323,143      377,000      408,351      439,702
    800,000       185,085      246,780      308,475      370,170      431,865      467,695      503,525
    900,000       208,598      278,131      347,664      417,197      486,730      527,038      567,347
  1,000,000       232,112      309,482      386,853      464,224      541,595      586,382      631,170
  1,100,000       255,625      340,834      426,042      511,251      596,460      645,726      694,992
  1,200,000       279,139      372,185      465,231      558,278      651,324      705,070      758,815

     The credited years of service for Messrs. Harrell, King, Taylor and Roper are thirty-one, twenty-eight, seven and twenty-three, respectively.

     The benefits shown in the table are calculated on the basis of a 50% joint and survivor benefit, assuming that at retirement the age of the employee's spouse is 62. The social security benefit will be paid in addition to the amounts shown in the table.

     Mr. Cohen Tervaert is covered by a pension plan established under the laws of the Netherlands. The plan, which covers employees of N.V. Deli Universal and certain other Dutch subsidiaries, is partially funded by employer and participant contributions. During the fiscal year ended June 30, 1997, N.V. Deli Universal contributed $38,136 to the plan on behalf of Mr. Cohen Tervaert. His estimated annual pension benefit under the plan assuming twenty-nine years of service would be $160,324.

                                 STOCK OPTIONS

     The following tables contain information concerning grants of stock options to executive officers listed in the Summary Compensation Table during the fiscal year ended June 30, 1997, exercises of stock options by such executive officers in such fiscal year and the fiscal year-end value of all unexercised stock options held by such executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                       NUMBER OF
                       SECURITIES        % OF TOTAL
                       UNDERLYING      OPTIONS GRANTED       EXERCISE
                        OPTIONS         TO EMPLOYEES         OR BASE        EXPIRATION       GRANT DATE
       NAME           GRANTED (#)(1)   IN FISCAL YEAR      PRICE ($/SH)        DATE        PRESENT VALUE(2)
       ----           --------------   --------------      ------------     ----------     ----------------
Henry H. Harrell         12,378              19.9%           $ 29.375         12/1/04         $ 92,439
                         14,789              21.2              35.375         12/1/04          157,621

Allen B. King             8,776              14.1              29.375         12/1/04           65,539
                         10,485              15.1              35.375         12/1/04          111,749

William L. Taylor         5,373               8.6              29.375         12/1/04           40,126
                          6,419               9.2              35.375         12/1/04           68,414

Hartwell H. Roper         4,654               7.5              29.375         12/1/04           34,756
                          5,560               8.0              35.375         12/1/04           59,258

     (1) All options granted in the last fiscal year were reload options which replaced shares of the Company's Common Stock used for stock swap option exercises under the automatic exercise program described above in "Report of Executive Compensation Committee."

     (2) The Black-Scholes option pricing model was used to determine the "Grant Date Present Value" of the options listed in the table. For options with a $29.375 exercise price, the model assumed a risk free interest rate of 6.08%, a dividend yield of 3.914% and a volatility measure of .257, which is the variance on the rate of return of the Common Stock of the Company over the most recent 250 trading day period prior to the grant of the option. For options with a $35.375 exercise price, the model assumed a risk free interest rate of 6.56%, a dividend yield of 3.461% and a volatility measure of .289. Because the magnitude of any nontransferability discount is extremely difficult to determine, none was applied in determining the value of the listed options. The grant date present values set forth in the table are only theoretical values and may not accurately determine present value. The actual value, if any, an optionee will realize will depend on the excess of market value of the Company's Common Stock over the exercise price on the date the option is exercised.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                                    NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                                   UNDERLYING UNEXERCISED             IN-THE-MONEY OPTIONS
                      SHARES ACQUIRED                               OPTIONS AT FY-END (#)                AT FY-END ($)(3)
                        ON EXERCISE             VALUE           -----------------------------     -----------------------------
       NAME                (#)(1)           REALIZED ($)(2)     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
       ----           ---------------       ---------------     -----------     -------------     -----------     -------------
Henry H. Harrell           39,786             $ 419,279           156,977           14,789        $ 1,066,094          $ 0
Allen B. King              29,241               333,781           133,763           10,485            829,413            0
William L. Taylor          17,902               204,344            83,467            6,419            517,521            0
Hartwell H. Roper          15,506               176,998            74,014            5,560            473,103            0

     (1) The number of shares of the Company's Common Stock included in this column represents the gross amount of shares issued in exchange for shares already owned by the officers listed in the table used to pay the exercise price of options exercised by them in the last fiscal year. The following is the net amount of shares of Common Stock acquired by each of these officers as a result of such exercises, after deducting already-owned shares swapped but including shares sold to pay taxes: Mr. Harrell, 12,619 shares; Mr. King, 9,980 shares; Mr. Taylor, 6,110 shares; and Mr. Roper, 5,292 shares.

     (2) The value realized represents the difference between the exercise price of the option and the fair market value of the Company's Common Stock on the date of exercise.

     (3) The value of the unexercised options at fiscal year-end represents the difference between the exercise price of any outstanding options and $31.75, the closing sales price of a share of the Company's Common Stock on June 30, 1997, as reported on the New York Stock Exchange.

     Of the options shown as of the fiscal year end, options on 141,766 shares for Mr. Harrell, 141,748 shares for Mr. King, 89,886 shares for Mr. Taylor and 77,974 shares for Mr. Roper, except under extraordinary circumstances, are only exercisable automatically at not less than six month intervals when at least a minimum stock price appreciation has occurred.

                              SEVERANCE AGREEMENTS

     The Company has entered into severance agreements (the "Agreements") with Henry H. Harrell, Allen B. King, William L. Taylor and Hartwell H. Roper. The Agreements provide for payment and continued benefits if the officer's employment is terminated within twenty-four months after a change of control, either by the Company "for cause" or "without cause" (other than for conduct involving moral turpitude) or by the officer as a result of a demotion or reduction in compensation. In the event of such termination, the officer will receive (i) termination compensation of up to two times his annual compensation (including salary, bonuses and incentive compensation) paid or payable to him for the last complete fiscal year prior to the change of control; (ii) accelerated vesting of rights under the Company's Management Performance Plan and the Employees' Stock Purchase Plan of Universal Leaf; (iii) for the portion of the fiscal year in which his employment is terminated, a proportional share of the cash value of awards made to him under the Management Performance Plan for the last complete fiscal year prior to the change of control; (iv) additional retirement benefits equal to the additional benefits, if any, he would have received if he were credited with two additional years of service following termination; and (v) continuation of other fringe benefits or equivalent benefits for a period of two years. The officer's termination compensation will be reduced by the amount of compensation he receives from another employer within two years subsequent to such termination.

     The Board of Directors believes that the Agreements benefit the Company and its shareholders by securing the continued service of key management personnel and by enabling management to perform its duties and responsibilities without the distracting uncertainty associated with a change of control.

                             CERTAIN RELATIONSHIPS

     Baker, Donelson, Bearman & Caldwell, the law firm to which Lawrence S. Eagleburger serves as Senior Foreign Policy Advisor, is retained from time to time to provide legal services to the Company and its subsidiaries.

                                  PROPOSAL TWO

                     APPROVAL OF THE UNIVERSAL CORPORATION
                           1997 EXECUTIVE STOCK PLAN

     The Board of Directors has adopted unanimously and recommends that the shareholders approve the Universal Corporation 1997 Executive Stock Plan (the "1997 Plan"). The 1997 Plan will replace the Universal Corporation 1989 Executive Stock Plan (the "1989 Plan") which, by its terms, expires on June 30, 1998. The Company's experience with stock options has convinced the Board of Directors of the important role of stock options and other stock-based incentives in recruiting and retaining officers, directors and key employees with ability and initiative and in encouraging such persons to have a greater financial investment in the Company.

     The complete text of the 1997 Plan is set forth in Exhibit A to this Proxy Statement. The following general description of the principal features of the 1997 Plan is qualified in its entirety by reference to Exhibit A.

GENERAL INFORMATION

     The 1997 Plan would authorize the Executive Compensation Committee of the Board of Directors (the "Committee") to award shares of Common Stock, restricted stock and stock options (collectively, "Stock Incentives") to officers, directors and key employees of the Company and its subsidiaries who are designated by the Committee. No determination has been made as to which of the persons eligible to participate in the 1997 Plan (currently, approximately 25) will receive awards under the 1997 Plan, and, therefore, the benefits to be allocated to any individual or to various groups of participants are not presently determinable.

     If the shareholders approve the 1997 Plan, the Company will be authorized to issue up to 2,000,000 shares of Common Stock under the 1997 Plan. Shares will be considered to be issued under the 1997 Plan only when the shares are actually issued to a participant. Additionally, any shares tendered or withheld in payment of all or part of a stock option granted under the 1997 Plan or in satisfaction of withholding tax obligations and any shares forfeited or canceled in accordance with the terms of a grant or award under the 1997 Plan or the 1989 Plan will become available for issuance under the 1997 Plan. The 1997 Plan provides that not more than 200,000 shares of Common Stock shall be available for awards of Common Stock and/or restricted stock.

     Under the 1989 Plan, reload options may be granted in the discretion of the Committee at the fair market value of the Common Stock on the date of grant only to enable an optionee to purchase during the remaining term of an existing option the number of shares delivered to the Company as payment of the exercise price of the existing option. In addition to the authorization of reload options which encourage participants to maximize their ownership in the Company without diluting the percentage ownership interest of other shareholders, there are currently 453,190 shares of Common Stock available for Stock Incentives which may be issued under the 1989 Plan prior to its expiration on June 30, 1998; thereafter, any outstanding Stock Incentive under that plan may be exercised in accordance with the terms thereof. Shares that were authorized for such Stock Incentives under the 1989 Plan and not issued or covered by grants or awards under the 1989 Plan as of June 30, 1998, will not be available for issuance under the 1997 Plan.

     The 1997 Plan provides that if there is a stock split, stock dividend or other event that affects the Company's capitalization, appropriate adjustments will be made in the number of shares that may be issued and the number of shares and price in all outstanding grants and awards made before such event.

     On August 25, 1997, the closing price for a share of the Company's Common Stock on the New York Stock Exchange was $35.375. Through that date, 12,750 shares of restricted Common Stock and 1,137,778 exercisable non-qualified stock options (including reload options) were covered by outstanding grants and awards under the 1989 Plan.

GRANTS AND AWARDS UNDER THE 1997 PLAN

     STOCK OPTIONS. The 1997 Plan will permit the granting of incentive stock options ("ISOs"), which qualify for special tax treatment, non-qualified stock options, and reload options. The exercise price for options will not be less than the fair market value of a share of Common Stock on the date of grant. The period in which an option may be exercised will be determined by the Committee on the date of grant, but will not exceed 10 years in the case of an ISO. Payment of the option exercise price may be in cash or, if the award agreement provides, by surrendering previously owned shares of Common Stock or the Company withholding shares of Common Stock upon exercise. The Company may also assist in a "cashless exercise" through a broker with the consent of the Committee.

     COMMON STOCK AND RESTRICTED STOCK. Shares of Common Stock and restricted Common Stock may also be awarded. The restricted stock would vest and become transferable upon the satisfaction of conditions set forth in the applicable award agreement. Restricted stock awards may be subject to forfeiture if, for example, the recipient's employment terminates before the award vests. During the period of restriction, holders of restricted stock will have voting rights and the right to receive dividends on their shares.

CHANGE OF CONTROL PROVISIONS

     The 1997 Plan provides that in the event of a "Change of Control" (as defined in the plan), unless otherwise provided by the Committee in a grant or award agreement, all stock options will become fully exercisable and the restrictions applicable to outstanding restricted stock will lapse. The Committee may also provide that under such circumstances holders of restricted stock may elect to receive, in exchange for shares that were restricted stock, a cash payment equal to the fair market value of the shares surrendered.

FEDERAL INCOME TAX CONSEQUENCES

     NON-QUALIFIED STOCK OPTIONS. Non-qualified stock options granted under the 1997 Plan are not taxable to an optionee at grant but result in taxation at exercise, at which time the individual will recognize ordinary income in an amount equal to the difference between the option exercise price and the fair market value of the Common Stock on the exercise date. The Company will be entitled to deduct a corresponding amount as a business expense in the year the optionee recognizes this income.

     INCENTIVE STOCK OPTIONS. An employee will generally not recognize income on receipt or exercise of an ISO so long as he or she has been an employee of the Company or its subsidiaries from the date the option was granted until three months before the date of exercise; however, the amount by which the fair market value of the Common Stock at the time of exercise exceeds the option price is a required adjustment for purposes of the alternative minimum tax applicable to the employee. If the employee holds the Common Stock received upon exercise of the option for one year after exercise (and for two years from the date of grant of the option), any difference between the amount realized upon the disposition of the stock and the amount paid for the stock will be treated as long-term capital gain (or loss, if applicable) to the employee. If the employee exercises an ISO and satisfies these holding period requirements, the Company may not deduct any amount in connection with the ISO.

     In contrast, if an employee exercises an ISO but does not satisfy the holding period requirements with respect to the Common Stock acquired on exercise, the employee generally will recognize ordinary income in the year of the disposition equal to the excess, if any, of the fair market value of the Common Stock on the date of exercise over the option price; and any excess of the amount realized on the disposition over the fair market value on the date of exercise will be taxed as long-or short-term capital gain (as applicable). If, however, the fair market value of the Common Stock on the date of disposition is less than on the date of exercise, the employee will recognize ordinary income equal only to the difference between the amount realized on disposition and the option price. In either event, the Company will be entitled to deduct an amount equal to the amount constituting ordinary income to the employee in the year of the premature disposition.

     RESTRICTED STOCK. The federal income tax consequences of restricted stock awards depend on the restrictions imposed on the stock. Generally, the fair market value of the stock received will be includable in the participant's gross income at receipt unless the property is subject to a substantial risk of forfeiture (and is either nontransferable or after transfer remains subject to such risk of forfeiture). In this case, taxation will be deferred until the first taxable year the stock is no longer subject to substantial risk of forfeiture. The employee may, however, make a tax election to include the value of the stock in gross income in the year of receipt despite such restrictions. Generally, the Company will be entitled to deduct the fair market value of the stock transferred to the employee as a business expense in the year the employee includes the compensation in income.

     COMMON STOCK/CASH PAYMENTS. The fair market value of any Common Stock awarded to a participant and any cash payments a participant receives in connection with other Stock Incentives or as dividends on restricted stock are taxable as ordinary income in the year received or made available to the participant without substantial limitations or restrictions. Generally, the Company will be entitled to deduct the amount (other than dividends) that the participant includes as income as a business expense in the year the participant recognizes such income.

     Section 162(m) of the Internal Revenue Code places a $1 million annual limit on the deductible compensation of certain executives of publicly traded corporations. The limit, however, does not apply to "qualified performance-based compensation." The Company believes that grants of options under the 1997 Plan will qualify for the performance-based compensation exception to the deductibility limit, assuming that the 1997 Plan is approved by the shareholders.

     State tax consequences may in some cases differ from those described above. Grants and awards under the 1997 Plan may in some instances be made to employees who are subject to tax in jurisdictions other than the United States and may result in tax consequences differing from those described above.

OTHER INFORMATION

     Upon approval by the Company's shareholders, the 1997 Plan will be effective as of July 1, 1997, and will expire on June 30, 2007, unless terminated earlier or extended by the Board of Directors. Grants and awards issued before the 1997 Plan expires or is terminated may extend beyond the expiration or termination date. The Board of Directors may amend the 1997 Plan at any time, provided that no such amendment will be made without shareholder approval if such approval is required under any applicable law, rule or regulation. Except for adjustments that result from events that affect the Company's capitalization, the 1997 Plan prohibits any repricing of options without shareholder approval. In any calendar year, no individual may receive Stock Incentives under the 1997 Plan that cover more than 200,000 shares of the Company's Common Stock.

     The 1997 Plan provides that options granted under the plan generally are nontransferable except by will or by the laws of descent and distribution. The Committee may grant non-qualified stock options that are transferable, without payment of consideration, to immediate family members of the optionee, to a trust for the benefit of such family members or to a partnership whose only partners are such family members.

VOTE REQUIRED

     In order for it to be adopted, the proposed 1997 Plan must be approved by the holders of a majority of the shares of Common Stock present or represented by properly executed and delivered proxies at the Annual Meeting. Abstentions and Broker Shares voted as to any matter at the Annual Meeting will be included in determining the number of shares present or represented at the Annual Meeting. Broker Shares that are not voted on any matter at the Annual meeting will not be included in determining the number of shares present or represented at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE IN FAVOR OF PROPOSAL TWO.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The independent auditors of the Company are appointed by the Board of Directors upon the recommendation of the Audit Committee. Ernst & Young LLP, the Company's independent auditor since 1971, has been appointed for the next fiscal year. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will be available to respond to appropriate questions and may make a statement if they so desire.

                       PROPOSALS FOR 1998 ANNUAL MEETING

     Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 1998 Annual Meeting of Shareholders must cause such proposal to be delivered, in proper form, to the Secretary of the Company, whose address is Hamilton Street at Broad, P.O. Box 25099, Richmond, Virginia 23260, no later than May 25, 1998, in order for the proposal to be considered for inclusion in the Company's Proxy Statement. The Company anticipates holding the 1998 Annual Meeting on October 27, 1998.

     The Company's Bylaws also prescribe the procedure a shareholder must follow to nominate Directors or to bring other business before shareholders' meetings. For a shareholder to nominate a candidate for Director at the 1998 Annual Meeting of Shareholders, notice of nomination must be received by the Secretary of the Company not less than 60 days and not more than 90 days prior to the meeting. The notice must describe various matters regarding the nominee and the shareholder giving the notice. For a shareholder to bring other business before the 1998 Annual Meeting of Shareholders, notice must be received by the Secretary of the Company not less than 60 days and not more than 90 days prior to the meeting. The notice must include a description of the proposed business, the reasons therefor, and other specified matters. Any shareholder may obtain a copy of the Company's Bylaws, without charge, upon written request to the Secretary of the Company.

                                 OTHER MATTERS

     THE COMPANY'S ANNUAL REPORT FOR THE FISCAL YEAR ENDED JUNE 30, 1997, INCLUDING FINANCIAL STATEMENTS, IS BEING MAILED TO SHAREHOLDERS WITH THIS PROXY STATEMENT. A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 1997, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCLUDING EXHIBITS, CAN BE OBTAINED WITHOUT CHARGE BY WRITING TO KAREN M. L. WHELAN, VICE PRESIDENT AND TREASURER, UNIVERSAL CORPORATION, P.O. BOX 25099, RICHMOND, VIRGINIA 23260.

                                                                       EXHIBIT A

                             UNIVERSAL CORPORATION
                           1997 EXECUTIVE STOCK PLAN

                                   ARTICLE I

                                  DEFINITIONS

     1.1. AFFILIATE means any "subsidiary" or "parent corporation" (within the meaning of Section 424 of the Code) of the Company.

     1.2. AGREEMENT means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of a Grant or an Award issued to such Participant.

     1.3. AWARD means an award of Common Stock and/or Restricted Stock.

     1.4. BOARD means the Board of Directors of the Company.

     1.5. CHANGE OF CONTROL means and shall be deemed to have taken place if:
(i) any individual, entity or "group" (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act) becomes the beneficial owner of shares of the Company having 20 percent or more of the total number of votes that may be cast for the election of directors of the Company, other than (a) as a result of any acquisition directly from the Company, or (b) as a result of any acquisition by any employee benefit plans (or related trusts) sponsored or maintained by the Company or its Subsidiaries; or (ii) there is a change in the composition of the Board such that the individuals who, as of the date hereof, constitute the Board (the Board as of the date hereof shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section, that any individual who becomes a member of the Board subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this provision) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board shall not be so considered as a member of the Incumbent Board; or (iii) if at any time, (w) the Company shall consolidate with, or merge with, any other Person and the Company shall not be the continuing or surviving corporation, (x) any Person shall consolidate with, or merge with, the Company, and the Company shall be the continuing or surviving corporation and in connection therewith, all or part of the outstanding Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property, (y) the Company shall be a party to a statutory share exchange with any other Person after which the Company is a Subsidiary of any other Person, or (z) the Company shall sell or otherwise transfer 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any Person or Persons.

     1.6. CHANGE OF CONTROL DATE is the date on which an event described in (i),
(ii) or (iii) of Section 1.5 occurs.

     1.7. CODE means the Internal Revenue Code of 1986, as amended from time to time. References to the Code shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

     1.8. COMMISSION means the Securities and Exchange Commission or any successor agency.

     1.9. COMMITTEE means the Executive Compensation Committee of the Board.

     1.10. COMMON STOCK means the Common Stock of the Company.

     1.11. COMPANY means Universal Corporation.

     1.12. DISABILITY, with respect to a Participant, means "disability" as defined from time to time under any long-term disability plan of the Company or Subsidiary with which the Participant is employed.

     1.13. EXCHANGE ACT means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

     1.14. FAIR MARKET VALUE means, on any given date, the closing price of a share of Common Stock as reported on the New York Stock Exchange composite tape on such day or, if the Common Stock was not traded on the New York Stock Exchange on such day, then on the next preceding day that the Common Stock was traded on such exchange, all as reported by such source as the Committee may select.

     1.15. GRANT means the grant of an Option.

     1.16. INCENTIVE STOCK OPTION means an Option that is intended to qualify as an "incentive stock option" under Section 422 of the Code.

     1.17. NON-QUALIFIED STOCK OPTION means an Option other than an Incentive Stock Option.

     1.18. OPTION means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement.

     1.19. OPTION PRICE means the price per share for Common Stock purchased on the exercise of an Option as provided in Article VI.

     1.20. PARTICIPANT means an officer, director or employee of the Company or of a Subsidiary who satisfies the requirements of Article IV and is selected by the Committee to receive a Grant or an Award.

     1.21. PLAN means the Universal Corporation 1997 Executive Stock Plan.

     1.22. PRIOR PLAN means the Universal Corporation 1989 Executive Stock Plan.

     1.23. RESTRICTED STOCK means shares of Common Stock awarded to a Participant under Article IX. Shares of Common Stock shall cease to be Restricted Stock when, in accordance with the terms of the applicable Agreement, they become transferable and free of substantial risks of forfeiture.

     1.24. RULE 16B-3 means Rule 16b-3, as promulgated by the Commission under
Section 16(b) of the Exchange Act, as amended from time to time.

     1.25. SECURITIES BROKER means the registered securities broker acceptable to the Company who agrees to effect the cashless exercise of an Option pursuant to Section 8.4 hereof.

     1.26. SUBSIDIARY means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations in the chain (other than the last corporation) owns stock possessing at least 50 percent of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                                   ARTICLE II

                                    PURPOSES

     The Plan is intended to assist the Company in recruiting and retaining officers, directors and key employees with ability and initiative by enabling such persons who contribute significantly to the Company or an Affiliate to participate in its future success and to associate their interests with those of the Company and its shareholders. The Plan is intended to permit the award of Common Stock and Restricted Stock, and the issuance of Options qualifying as Incentive Stock Options or Non-Qualified Stock Options as designated by the Committee at time of grant. No Option that is intended to be an Incentive Stock Option, however, shall be invalid for failure to qualify as an Incentive Stock Option under
Section 422 of the Code but shall be treated as a Non-Qualified Stock Option.

                                  ARTICLE III

                                 ADMINISTRATION

     The Plan shall be administered by the Committee. No Person shall be appointed to or shall serve as a member of the Committee unless at the time of such appointment and service he shall be a "non-employee director," as defined in Rule 16b-3 and an "outside director," as defined in Section 162(m)(4)(C)(i) of the Code. The Committee shall have authority to issue Grants and Awards upon such terms (not inconsistent with the provisions of this Plan) as the Committee may consider appropriate. The terms of such Grants and Awards may include conditions (in addition to those contained in this Plan) on (i) the exercisability of all or any part of an Option and (ii) the transferability or forfeitability of Restricted Stock. In addition, the Committee shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan. To fulfill the purposes of the Plan without amending the Plan, the Committee may also modify any Grants or Awards issued to Participants who are nonresident aliens or employed outside of the United States to recognize differences in local law, tax policy or custom.

     The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. Any decision made, or action taken, by the Committee or in connection with the administration of this Plan shall be final and conclusive. All expenses of administering this Plan shall be borne by the Company.

                                   ARTICLE IV

                                  ELIGIBILITY

     4.1. GENERAL. Any officer, director or employee of the Company or of any Subsidiary (including any corporation that becomes a Subsidiary after the adoption of this Plan) who, in the judgment of the Committee, has contributed significantly or can be expected to contribute significantly to the profits or growth of the Company or a Subsidiary may receive one or more Awards or Grants, or any combination or type thereof. Employee and non-employee directors of the Company are eligible to participate in this Plan.

     4.2. GRANTS AND AWARDS. The Committee will designate individuals to whom Grants and/or Awards are to be issued and will specify the number of shares of Common Stock subject to each such Grant or Award. An Option may be granted alone or in addition to other Grants and/or Awards under the Plan. The Committee shall have the authority to grant any Participant Incentive Stock Options, Non-Qualified Stock Options or both types of Options; provided, however, that Incentive Stock Options may be granted only to employees of the Company and its subsidiaries (within the meaning of Section 424(f) of the Code). All Grants or Awards issued under this Plan shall be evidenced by Agreements which shall be subject to applicable provisions of this Plan and to such other provisions as the Committee may determine. No Participant may be granted Options that are Incentive Stock Options (under all Incentive Stock Option plans of the Company and Affiliates) which are first exercisable in any calendar year for stock having an aggregate Fair Market Value (determined as of the date an Option is granted) exceeding $100,000. A Participant may not receive Grants and Awards under this Plan with respect to more than 200,000 shares of Common Stock during any calendar year.

     4.3. RELOAD OPTIONS. The Committee shall have the authority to specify at the time of Grant that an optionee shall be granted the right to a further Non-Qualified Stock Option (a "Reload Option") in the event such optionee exercises all or a part of an Option, including a Reload Option (an "Original Option"), by surrendering in accordance with Section 8.2 hereof already owned shares of Common Stock in full or partial payment of the Option

Price under such Original Option. Each Reload Option shall be granted on the date of exercise of the Original Option, shall cover a number of shares of Common Stock not exceeding the whole number of shares of Common Stock surrendered in payment of the Option Price under such Original Option, shall have an Option Price equal to the Fair Market Value on the date of Grant of such Reload Option, shall expire on the stated expiration date of the Original Option and shall be subject to such other terms and conditions as the Committee may determine.

     4.4. DESIGNATION OF OPTION AS AN INCENTIVE STOCK OPTION OR A NON-QUALIFIED STOCK OPTION. The Committee will designate at the time an Option is granted whether the Option is to be treated as an Incentive Stock Option or a Non-Qualified Stock Option. In the absence, however, of any such designation, such Option shall be treated as a Non-Qualified Stock Option.

     4.5. QUALIFICATION OF INCENTIVE STOCK OPTION UNDER SECTION 422 OF THE CODE. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered nor shall any discretion or authority granted under the Plan be exercised so as to disqualify the Plan under Section 422 of the Code or, without the consent of the optionee affected, to disqualify any Incentive Stock Option under such Section 422.

                                   ARTICLE V

                             STOCK SUBJECT TO PLAN

     Subject to the adjustment provisions of Article X and the provisions of (a) through (c) of this Article V, up to 2,000,000 shares of Common Stock may be issued under the Plan. In addition to such authorization, the following shares of Common Stock may be issued under the Plan:

          (a) Shares of Common Stock that are forfeited under the Prior Plan and shares of Common Stock that are not issued under the Prior Plan because of a payment of cash in lieu of shares of Common Stock, the cancellation, termination or expiration of Grants and Awards, and/or other similar events under the Prior Plan shall be available for issuance under this Plan.

          (b) If a Participant tenders, or has withheld, shares of Common Stock in payment of all or part of the Option Price under an Option granted under the Plan, or in satisfaction of withholding tax obligations thereunder, the shares of Common Stock so tendered by the Participant or so withheld shall become available for issuance under the Plan.

          (c) If shares of Common Stock that are issued under the Plan are subsequently forfeited in accordance with the terms of the Grant or Award, the forfeited shares of Common Stock shall become available for issuance under the Plan.

     Notwithstanding (a) above, any shares of Common Stock that are authorized to be issued under the Prior Plan prior to the expiration of its term, but that are not issued or covered by Grants or Awards under the Prior Plan, shall not be available for issuance under this Plan.

     Subject to the adjustment provisions of Article X, not more than 200,000 shares of Common Stock shall be issued under Awards of Common Stock and/or Restricted Stock.

     Subject to the foregoing provisions of this Article V, if a Grant or an Award may be paid only in shares of Common Stock, or in either cash or shares of Common Stock, the shares of Common Stock shall be deemed to be issued hereunder only when and to the extent that payment is actually made in shares of Common Stock. However, the Committee may authorize a cash payment under a Grant or an Award in lieu of shares of Common Stock if there are insufficient shares of Common Stock available for issuance under the Plan.

                                   ARTICLE VI

                                  OPTION PRICE

     The price per share for Common Stock purchased on the exercise of an Option shall be fixed by the Committee, but shall not be less than the Fair Market Value on the date of grant.

                                  ARTICLE VII

                              EXERCISE OF OPTIONS

     7.1. MAXIMUM OPTION PERIOD. The period in which an Option may be exercised shall be determined by the Committee on the date of grant; provided, however that an Incentive Stock Option shall not be exercisable after the expiration of 10 years from the date the Incentive Stock Option was granted.

     7.2. NON-TRANSFERABILITY.

             (a) Except as specifically provided in an Agreement pursuant to subsection (b) below, any Option granted under this Plan shall be non-transferable except by will or by the laws of descent and distribution. During the lifetime of a Participant to whom an Incentive Stock Option is granted, the Incentive Stock Option may be exercised only by the Participant. No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation or liability of such Participant.

             (b) In addition to non-transferable Options, the Committee may grant Non-Qualified Stock Options that are transferable, without payment of consideration, to immediate family members of the optionee, to a trust for the benefit of such family members or to a partnership whose only partners are such family members. The Committee may also amend outstanding Non-Qualified Stock Options to provide for such transferability. The transferee of an Option shall be subject to all conditions applicable to the Option prior to its transfer. The Agreement granting the Option shall set forth the transfer conditions and restrictions. The Committee may impose on any transferable Option and on stock issued upon the exercise of an Option such limitations and conditions as the Committee deems appropriate. Except to the extent otherwise permitted by Rule 16b-3, Options that are intended to be exempt from Section 16(b) of the Exchange Act, pursuant to Rule 16b-3 may not be transferable except by will or by the laws of descent and distribution.

     7.3. EMPLOYEE STATUS. For purposes of determining the applicability of
Section 422 of the Code (relating to Incentive Stock Options), or in the event that the terms of any Grant provide that it may be exercised only during employment or within a specified period of time after termination of employment, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary Disability, or other reasons shall not be deemed interruptions of continuous employment.

                                  ARTICLE VIII

                               METHOD OF EXERCISE

     8.1. EXERCISE. Subject to the provisions of Articles VII and XI, an Option may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Committee shall determine. An Option granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the Option could be exercised. Such partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan with respect to remaining shares subject to the Option.

     8.2. PAYMENT. Unless otherwise provided by the Agreement, payment of the Option Price shall be made in cash. If the Agreement provides, payment of all or part of the Option Price (and any applicable withholding taxes) may be made by surrendering already owned shares of Common Stock to the Company or by the Company withholding shares of Common Stock from the Participant upon exercise, provided the shares surrendered or withheld have a Fair Market Value (determined as of the day preceding the date of exercise) that is not less than such price or part thereof and any such withholding taxes. In addition, the Committee may establish such payment or other terms as it may deem to be appropriate and consistent with these purposes.

     8.3. SHAREHOLDER RIGHTS. No participant shall have any rights as a shareholder with respect to shares subject to his Option until the date he exercises such Option.

     8.4. CASHLESS EXERCISE. To the extent permitted under the applicable laws and regulations, at the request of the Participant and with the consent of the Committee, the Company agrees to cooperate in a "cashless exercise" of the Option. The cashless exercise shall be effected by the Participant delivering to the Securities Broker instructions to exercise all or part of the Option, including instructions to sell a sufficient number of shares of Common Stock to cover the costs and expenses associated therewith. The Committee may permit a Participant to elect to pay any applicable withholding taxes by requesting that the Company withhold the number of shares of Common Stock equivalent at current Fair Market Value to the withholding taxes due.

                                   ARTICLE IX

                       COMMON STOCK AND RESTRICTED STOCK

     9.1. AWARD. In accordance with the provisions of Article IV, the Committee will designate persons to whom an Award of Common Stock and/or Restricted Stock is to be made and will specify the number of shares of Common Stock covered by such Award or Awards.

     9.2. VESTING. In the case of Restricted Stock, on the date of the Award, the Committee may prescribe that the Participant's rights in the Restricted Stock shall be forfeitable or otherwise restricted for a period of time set forth in the Agreement and/or until certain financial performance objectives are satisfied as determined by the Committee in its sole discretion. Subject to the provisions of Article XI hereof, the Committee may award Common Stock to a Participant which is not forfeitable and is free of any restrictions or transferability.

     9.3. SHAREHOLDER RIGHTS. Prior to their forfeiture in accordance with the terms of the Agreement and while the shares are Restricted Stock, a Participant will have all rights of a shareholder with respect to Restricted Stock, including the right to receive dividends and vote the shares; provided, however, that (i) a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of Restricted Stock, (ii) the Company shall retain custody of the certificates evidencing shares of Restricted Stock, and (iii) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each award of Restricted Stock.

                                   ARTICLE X

                     ADJUSTMENT UPON CHANGE IN COMMON STOCK

     Should the Company effect one or more (x) stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization; (y) spin-offs, spin-outs, split-ups, split-offs, or other such distribution of assets to shareholders; or (z) direct or indirect assumptions and/or conversions of outstanding Options due to an acquisition of the Company, then the maximum number of shares as to which Grants and Awards may be issued under this Plan shall be proportionately adjusted and their terms shall be adjusted as the Committee shall determine to be equitably required, provided that the number of shares subject to any Grant or Award shall always be a whole number. Any determination made under this Article X by the Committee shall be final and conclusive.

     The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to any Grant or Award.

                                   ARTICLE XI

             COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

     No Grant shall be exercisable, no Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements) and the rules of all domestic stock exchanges on which the Company's shares may be listed. The Company may rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock for which a Grant is exercised or an Award is issued may bear such legends and statements as the Committee may deem advisable to assure compliance with federal and state laws and regulations. No Grant shall be exercisable, no Common Stock shall be issued, no certificate for shares shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Committee may deem advisable from regulatory bodies having jurisdiction over such matters.

                                  ARTICLE XII

                               GENERAL PROVISIONS

     12.1. EFFECT ON EMPLOYMENT. Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any employee any right to continue in the employ of the Company or a Subsidiary or in any way affect any right and power of the Company or a Subsidiary to terminate the employment of any employee at any time with or without assigning a reason therefor.

     12.2. UNFUNDED PLAN. The Plan, insofar as it provides for a Grant, is not required to be funded, and the Company shall not be required to segregate any assets that may at any time be represented by a Grant under this Plan.

     12.3. CHANGE OF CONTROL. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change of Control:

             (a) Unless otherwise provided by the Committee in an Agreement, any outstanding Option which is not presently exercisable and vested as of a Change of Control Date shall become fully exercisable and vested to the full extent of the original Grant upon such Change of Control Date.

             (b) Unless otherwise provided by the Committee in an Agreement, the restrictions applicable to any outstanding Restricted Stock shall lapse, and such Restricted Stock shall become free of all restrictions and become fully vested, nonforfeitable and transferable to the full extent of the original Award. The Committee may also provide in an Agreement that a Participant may elect, by written notice to the Company within 60 days after a Change of Control Date, to receive, in exchange for shares that were Restricted Stock immediately before the Change of Control Date, a cash payment equal to the Fair Market Value of the shares surrendered on the last business day the Common Stock is traded on the New York Stock Exchange prior to receipt by the Company of such written notice.

             (c) The Committee may, in its complete discretion, cause the acceleration or release of any and all restrictions or conditions related to a Grant or Award, in such manner, in the case of officers and directors of the Company who are subject to Section 16(b) of the Exchange Act, as to conform to the provisions of Rule 16b-3.

     12.4. RULES OF CONSTRUCTION. Headings are given to the articles and sections of this Plan for ease of reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

     12.5. RULE 16B-3 REQUIREMENTS. Notwithstanding any other provisions of the Plan, the Committee may impose such conditions on any Grant or Award, and the Board may amend the Plan in any such respects, as they may determine, on the advice of counsel, are necessary or desirable to satisfy the provisions of Rule 16b-3. Any provision of the Plan to the contrary notwithstanding, and except to the extent that the Committee determines otherwise: (a) transactions by and with respect to officers and directors of the Company who are subject to Section 16(b) of the Exchange Act shall comply with any applicable conditions of Rule 16b-3; and (b) every provision of the Plan shall be administered, interpreted and construed to carry out the foregoing provisions of this sentence.

     12.6. AMENDMENT, MODIFICATION, AND TERMINATION. At any time and from time to time, the Board may terminate, amend, or modify the Plan. Such amendment or modification may be without shareholder approval except to the extent that such approval is required by the Code, pursuant to the rules under Section 16 of the Exchange Act, by any national securities exchange or system on which the Common Stock is then listed or reported, by any regulatory body having jurisdiction with respect thereto or under any other applicable laws, rules, or regulations. No termination, amendment, or modification of the Plan, other than pursuant to
Section 12.5 herein, shall in any manner adversely affect any Grant or Award theretofore issued under the Plan, without the written consent of the Participant. The Committee may amend the terms of any Grant or Award theretofore issued under this Plan, prospectively or retrospectively, but no such amendment shall impair the rights of any Participant without the Participant's written consent except an amendment provided for or contemplated in the terms of the Grant or Award, an amendment made to cause the Plan, or Grant or Award, to qualify for the exemption provided by Rule 16b-3, or an amendment to make an adjustment under Article X. Except as provided in Article X, the Option Price of any outstanding Option may not be adjusted or amended, whether through amendment, cancellation or replacement, unless such adjustment or amendment is approved by the shareholders of the Company.

     12.7. GOVERNING LAW. The validity, construction and effect of the Plan and any actions taken or related to the Plan shall be determined in accordance with the laws of the Commonwealth of Virginia and applicable federal law.

     12.8. SUCCESSORS AND ASSIGNS. All obligations of the Company under the Plan, with respect to Grants and Awards issued hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company. The Plan shall be binding on all successors and permitted assigns of a Participant, including, but not limited to, the estate of such Participant and the executor, administrator or trustee of such estate, and the guardians or legal representative of the Participant.

     12.9. EFFECT ON PRIOR PLAN AND OTHER COMPENSATION ARRANGEMENTS. The adoption of this Plan shall have no effect on Grants and Awards made or to be made pursuant to the Prior Plan and the Company's other compensation arrangements. Nothing contained in this Plan shall prevent the Company from adopting other or additional compensation plans or arrangements for its officers, directors or employees.

     12.10. DURATION OF PLAN. No Grant or Award may be issued under this Plan before July 1, 1997, or after June 30, 2007; provided, however, a Grant of a Reload Option may be issued after June 30, 2007, upon the exercise of an Original Option as provided in Section 4.3 hereof. Grants and Awards issued on or after July 1, 1997, but on or before June 30, 2007, and Grants of Reload Options issued after June 30, 2007 upon the exercise of an Original Option as provided in Section 4.3 hereof, shall remain valid in accordance with their terms.

     12.11. EFFECTIVE DATE. This Plan has been approved by the Board of Directors of the Company, effective as of July 1, 1997, subject, however, to approval by the shareholders of the Company entitled to vote at the 1997 Annual Meeting of Shareholders.

                             UNIVERSAL CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Henry H. Harrell, Allen B. King, and
William L. Taylor and each or any of them, proxy for the undersigned, with power of substitution, to vote all the shares of Common Stock of Universal Corporation held of record by the undersigned on September 8, 1997, at the Annual Meeting of Shareholders to be held at 2:00 p.m. on October 28, 1997, and at any adjournments thereof, upon the following matters as more fully set forth in the Proxy Statement, and for the transaction of such other business as may properly come before the Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as name appears on this proxy. Attorneys-in-Fact, executors, trustees, guardians, corporate officers, etc. should give full title.

HAS YOUR ADDRESS CHANGED?

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
            (CONTINUED, AND TO BE DATED AND SIGNED ON REVERSE SIDE)

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE

1. Election of Directors.

                         FOR ALL       WITH-     FOR ALL
                         NOMINEES      HOLD      EXCEPT
Henry H. Harrell           [ ]         [ ]         [ ]
Hubert R. Stallard         [ ]         [ ]         [ ]

NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the name of the nominee. Your shares will be voted for the remaining nominee.

RECORD DATE SHARES:
                                                        FOR   AGAINST   ABSTAIN
2. Proposal to approve the Universal Corporation 1997
   Executive Stock Plan.                                [ ]     [ ]        [ ]

Please be sure to sign and date this Proxy.      Date


Shareholder sign here                     Co-owner sign here

Mark box at right if an address change has been noted on the reverse
side of this card.                                                    [ ]

                TO TRUSTEE, SAVINGS AND STOCK OWNERSHIP PLAN OF
                      LAWYERS TITLE INSURANCE CORPORATION
                          AND DESIGNATED SUBSIDIARIES

    THIS VOTING INSTRUCTION IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                            OF UNIVERSAL CORPORATION

Pursuant to Section 10.5 of the Savings and Stock Ownership Plan of Lawyers Title Insurance Corporation and Designated Subsidiaries, you are directed to vote, in person or by proxy, the whole shares of Common Stock of Universal Corporation credited to the undersigned Participant's Account as of September 8, 1997, at the Annual Meeting of Shareholders of Universal Corporation, to be held at 2:00 p.m. on October 28, 1997, and at any adjournments thereof, upon the following matters as more fully set forth in the Proxy Statement, and for the transaction of such other business as may properly come before the Meeting.

THIS VOTING INSTRUCTION WHEN PROPERLY EXECUTED WILL BE VOTED FOR ITEMS 1 AND 2 UNLESS OTHERWISE DIRECTED ON THE REVERSE SIDE BY THE UNDERSIGNED PARTICIPANT. IF A VOTING INSTRUCTION IS NOT PROPERLY EXECUTED AND RECEIVED BY THE TRUSTEE, THE WHOLE SHARES OF COMMON STOCK OF UNIVERSAL CORPORATION CREDITED TO YOUR PARTICIPANT'S ACCOUNT WILL BE VOTED IN THE SAME PROPORTION AS THOSE SHARES
OF COMMON STOCK FOR WHICH THE TRUSTEE HAS RECEIVED PROPER VOTING INSTRUCTIONS WITH RESPECT TO ITEMS 1 AND 2.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as name appears on this Voting Instruction.

HAS YOUR ADDRESS CHANGED?

------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------
            (CONTINUED, AND TO BE DATED AND SIGNED ON REVERSE SIDE)

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE

1. Election of Directors.

                         FOR ALL       WITH-     FOR ALL
                         NOMINEES      HOLD      EXCEPT
Henry H. Harrell           [ ]         [ ]         [ ]
Hubert R. Stallard         [ ]         [ ]         [ ]

NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the name of the nominee. Your shares will be voted for the remaining nominee.

RECORD DATE SHARES:
                                                        FOR   AGAINST   ABSTAIN
2. Proposal to approve the Universal Corporation 1997
   Executive Stock Plan.                                [ ]     [ ]        [ ]

Please be sure to sign and date this Proxy.      Date


Shareholder sign here                     Co-owner sign here

Mark box at right if an address change has been noted on the reverse
side of this card.                                                    [ ]

                  TO TRUSTEE, EMPLOYEES STOCK PURCHASE PLAN OF
                  UNIVERSAL LEAF TOBACCO COMPANY, INCORPORATED
                      AND DESIGNATED AFFILIATED COMPANIES

    THIS VOTING INSTRUCTION IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                            OF UNIVERSAL CORPORATION

Pursuant to Section 13.01 of the Employees' Stock Purchase Plan of Universal Leaf Tobacco Company, Incorporated and Designated Affiliated Companies, you are directed to vote, in person or by proxy, the whole shares of Common Stock of Universal Corporation credited to the undersigned Participant's Account as of July 31, 1997, at the Annual Meeting of Shareholders of Universal Corporation, to be held at 2:00 p.m. on October 28, 1997, and at any adjournments thereof, upon the following matters as more fully set forth in the Proxy Statement, and for the transaction of such other business as may properly come before the Meeting.

THIS VOTING INSTRUCTION WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE BY THE UNDERSIGNED PARTICIPANT. IF NO DIRECTION IS MADE, THIS VOTING INSTRUCTION WILL BE VOTED FOR ITEMS 1 AND 2. IF A VOTING INSTRUCTION IS NOT PROPERLY EXECUTED AND RECEIVED BY THE TRUSTEE,
THE TRUSTEE MAY VOTE THE SHARES AT ITS DISCRETION.

   PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED
                                   ENVELOPE.

        Please sign exactly as name appears on this Voting Instruction.

HAS YOUR ADDRESS CHANGED?

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            (CONTINUED, AND TO BE DATED AND SIGNED ON REVERSE SIDE)

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE

1. Election of Directors.

                         FOR ALL       WITH-     FOR ALL
                         NOMINEES      HOLD      EXCEPT
Henry H. Harrell           [ ]         [ ]         [ ]
Hubert R. Stallard         [ ]         [ ]         [ ]

NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the name of the nominee. Your shares will be voted for the remaining nominee.

RECORD DATE SHARES:
                                                        FOR   AGAINST   ABSTAIN
2. Proposal to approve the Universal Corporation 1997
   Executive Stock Plan.                                [ ]     [ ]        [ ]

Please be sure to sign and date this Proxy.      Date


Shareholder sign here                     Co-owner sign here

Mark box at right if an address change has been noted on the reverse
side of this card.                                                    [ ]